Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Assembly Biosciences, Inc. on Form S-3 to be filed on or about December 29, 2017 of our report dated March 12, 2015 on our audit of the consolidated financial statements for the year ended December 31, 2014, which report was included in the Annual Report on Form 10-K filed March 2, 2017. We also consent to the reference of our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
December 29, 2017